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                                                                   Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of our report dated March 9, 1999, except as to the information presented under Reverse Stock Split in Note 1, which is as of August 13, 1999, relating to the consolidated financial statements of Lionbridge Technologies, Inc., and our report dated November 7, 1997 relating to the combined financial statements of The Localization Businesses of Stream International Holdings, Inc. in Ireland, The Netherlands and France, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 16, 1999